Exhibit 99.1

INFORMATION

For Immediate Release
April 20, 2010
Contact: 513.271.3700
John A. Kraeutler, Chief Executive Officer

MERIDIAN BIOSCIENCE REPORTS SECOND QUARTER AND SIX MONTHS OPERATING RESULTS,
DECLARES REGULAR CASH DIVIDEND, AND REAFFIRMS FISCAL 2010 GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported second quarter net sales of $31.1 million, a decrease of 6% compared to the same period of the prior fiscal year;

•	reported record six months net sales of $73.6 million, an increase of 9%, compared to the same period of the prior fiscal year;

•	reported second quarter and six months operating income of $9.1 million and $22.9 million, respectively, decreases of 17% and 1%, compared to the same periods of the prior fiscal year;

•	reported second quarter and six months net earnings of $6.0 million and $14.9 million, respectively, decreases of 18% and 3%, respectively, compared to the same periods of the prior fiscal year;

•	reported second quarter and six month diluted earnings per share of $0.15 and $0.36, respectively, decreases of 17% and 3% compared to the same periods of the prior fiscal year;

•
declared the regular quarterly cash dividend of $0.19 per share for the second quarter of fiscal 2010, (indicated annual rate of $0.76 per share), 12% higher than the regular quarterly rate of fiscal 2009; and

•	reaffirmed its revised fiscal 2010 guidance of per share diluted earnings between $0.70 and $0.80 on net sales of $145 million to $153 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended March 31,			Six Months Ended March 31,
	2010	2009	Change	2010	2009	Change
Net Sales	$31,147	$33,280	-6%	$73,604	$67,573	9%
Operating Income	9,125	11,005	-17%	22,881	23,163	-1%
Net Earnings	5,980	7,251	-18%	14,901	15,327	-3%
Diluted Earnings per Share	$0.15	$0.18	-17%	$0.36	$0.37	-3%

	Mar. 31	Mar. 31
	2010	2009
Cash and short-term investments	$61,067	$48,306
Working Capital	100,618	87,220
Shareholders’ Equity	138,882	131,943
Total Assets	152,041	145,628

SECOND QUARTER OPERATING RESULTS

Net sales for the second quarter of fiscal 2010 were $31,147,000 as compared to $33,280,000 for the same period of the prior fiscal year, a decrease of 6%.  Net earnings for the second quarter of fiscal 2010 were $5,980,000 or $0.15 per diluted share, decreases of 18% and 17%, respectively, compared to the second quarter of fiscal 2009.  Diluted common shares outstanding for fiscal 2010 and 2009 were 41,177,000 and 41,133,000, respectively.

YEAR-TO-DATE OPERATING RESULTS

Net sales for the six months ended March 31, 2010, were $73,604,000 as compared to $67,573,000 for the same period of the prior fiscal year, an increase of 9%.  Net earnings for the six months ended March 31, 2010, were $14,901,000 or $0.36 per diluted share, both decreases of 3%, compared to the six months ended March 31, 2009.  Diluted common shares outstanding for the six months of fiscal 2010 and 2009 were 41,178,000 and 41,128,000, respectively.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.19 per share for the second quarter ended March 31, 2010. The dividend is of record April 29, 2010, and payable May 10, 2010.  This annual indicated dividend rate of $0.76 per share represents a 12% increase over the fiscal 2009 rate of $0.68 per share. Meridian has now increased its regular cash dividend rate nineteen times since it established a regular dividend in 1991.  Guided by the Company’s policy of setting a payout ratio of between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2010 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2010, management expects net sales to be in the range of $145 million to $153 million and per share diluted earnings to be between $0.70 and $0.80.  The sales and earnings guidance provided in this press release does not include the impact of any acquisitions the Company might complete during fiscal 2010.

FINANCIAL CONDITION

The Company’s financial condition is sound.  At March 31, 2010, current assets were $113.3 million compared to current liabilities of $12.7 million, thereby producing working capital of $100.6 and a current ratio of 8.9.  Cash and short-term investments were $61.1 million and the Company had 100% borrowing capacity under its $30,000,000 commercial bank credit facility.  The Company has no bank-debt obligations outstanding.

INTERIM UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim periods of fiscal 2010 and fiscal 2009.

	Three Months Ended March 31,		Six Months Ended March 31,
	2010	2009	2010	2009
Net Sales	$31,147	$33,280	$73,604	$67,573
Cost of goods sold	10,980	12,306	27,952	23,255
Gross profit	20,167	20,974	45,652	44,318

Operating expenses
Research and development	2,315	2,339	4,393	4,403
Sales and marketing	4,321	3,975	9,208	8,942
General and administrative	4,406	3,655	9,170	7,810
Total operating expenses	11,042	9,969	22,771	21,155

Operating income	9,125	11,005	22,881	23,163
Other income (expense), net	140	160	53	274
Income before income taxes	9,265	11,165	22,934	23,437
Income tax provision	3,285	3,914	8,033	8,110
Net earnings	$5,980	$7,251	$14,901	$15,327

Net earnings per basic common share	$0.15	$0.18	$0.37	$0.38
Basic common shares outstanding	40,514	40,385	40,504	40,349

Net earnings per diluted common share	$0.15	$0.18	$0.36	$0.37
Diluted common shares outstanding	41,177	41,133	41,178	41,128

The following table sets forth the unaudited operating segment data for the interim periods in fiscal 2010 and fiscal 2009 (in thousands).

	Three Months Ended March 31,		Six Months Ended March 31,
	2010	2009	2010	2009
Net sales
U.S. Diagnostics	$18,193	$21,461	$48,897	$44,946
European Diagnostics	6,591	6,599	12,885	12,270
Life Science	6,363	5,220	11,822	10,357
	$31,147	$33,280	$73,604	$67,573
Operating Income
U.S. Diagnostics	$6,571	$8,288	$18,701	$18,675
European Diagnostics	1,093	1,255	2,063	2,105
Life Science	1,320	1,375	2,224	2,222
Eliminations	141	87	(107)	161
	$9,125	$11,005	$22,881	$23,163

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer, said, “The second quarter was challenged by a very weak influenza season that impacted our global sales of rapid respiratory tests.  As a result, upper respiratory test revenues declined during the quarter by nearly 60% and 15% in the U.S. and Europe, respectively, compared to the prior year. In addition, competition in C. difficile testing was intense and caused a flattening of our historical growth patterns in this category.  During the quarter, C. difficile revenues were flat in the U.S. and down 15% in Europe compared to the prior year.  H. pylori sales continued to trend upward and grew nearly 20% on a worldwide basis year-to-date.  Our foodborne category is demonstrating strong double-digit growth rates year-to-date and, recent new contract awards are expected to continue that trend.  Meridian Life Science reported a strong 22% increase in sales and is up 14% for the six month period.  Looking forward, the recent FDA submission for our initial test in the illumigene™ molecular platform and the recent launch of the technology outside of the U.S. are critical steps in recovering our growth and momentum in C. difficile testing.  Once illumigene is cleared for marketing by the FDA, Meridian will have the broadest line of rapid tests for this important disease, including a molecular method that is simple and convenient for most clinical labs.”

William J. Motto, Executive Chairman of the Board, said, "As signaled in our most recent press release, fiscal 2010 is a challenging year in terms of sales and earnings growth.  During the second quarter we filed a 510(k) for marketing clearance in connection with our illumigene C. difficile product.  illumigene represents an important new platform for Meridian Bioscience and we plan to introduce a flow of new molecular tests based on this high performance and simple to run technology.  This new testing platform, along with other new tests being introduced and greater sales and marketing efforts, are the keys to re-establishing our long-term double digit growth trends.  Our production efficiency remains very high; the principal challenge is to accelerate sales growth.  Financially, we are in a solid position with a highly liquid, debt-free balance sheet and strong cash flow.  Our per share cash dividend rate continues at $0.19 per quarter or $0.76 per annum.  As reported in an earlier press release, we have increased our efforts to find attractive acquisitions and the results of this activity look promising."

Forward Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  The Company assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following: Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers can change expected results.  Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  Changes in the relative strength or weakness of the U.S. dollar can also change expected results.  One of Meridian's main growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian's operations.  The Company cannot predict the possible effects of potential healthcare reform in the United States and similar initiatives in other countries on its results of operations.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment.  The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through NASDAQ’s Global Select Market, symbol VIVO.  Meridian's website address is www.meridianbioscience.com.

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